Exhibit 99.1


FOR IMMEDIATE RELEASE

                             Contact: Tootie Larios
                           914-336-7700, Extension 162


                       BESICORP - EMPIRE EXPRESSES REGRET
                  IN ANNOUNCING DECISION TO LEAVE ULSTER COUNTY

KINGSTON, New York, April 4, 2000 - After two years of development, Besicorp - Empire Development Company, LLC has halted development activity in Ulster County. The Company has been actively evaluating alternative sites in response to contractual and technical issues involving TechCity, as well as the lack of political support in the Town of Ulster.

We have been gratified at the support we received from the economic development and business communities in Ulster County. Most notably, we want to thank Gerry Davidson and the Ulster County Development Corp. In particular, we want to thank Abel Garraghan, who supported this project so enthusiastically and publicly. Also, we want to thank the Ulster County Chamber of Commerce, whose Board unanimously voted to support this project. And to those courageous elected officials and many individuals that came out publicly for the project, we express our thanks and our regrets. And to our friends in the labor movement, thank you as well.

The project continues to be very viable, and it is our intention to bring this project to completion. Leading companies in the field of engineering, construction, paper manufacturing, environmental permitting, finance and law have committed their resources to bringing this project to fruition. The development team remains confident that this project will improve the quality of life of its host community, bringing tax base, stable employment, clean energy, and conservation of air and water resources.

Fortuitously, we have received numerous invitations from other communities to consider sites within their jurisdictions, and we are confident that in the near future we will select a site that meets our technical qualifications and has the political support this project needs.

We do regret that Ulster County will not benefit from the economic boost this project would have brought. The world would have had Ulster County in its sights, with one of the most advanced industrial infrastructure projects in the world being developed in our community. Ulster County will lose not only the employment and taxes that this project could have brought, but spin-off business and the attention of the many companies that would have considered this area for their expansion as a result of this project.


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We are in a different era in terms of environmental awareness and protection. It remains our commitment that this clean industrial and power project will set standards in the world for how well such a project should be executed.

As a developer of technologies to SOLVE environmental problems, we accept the fact that blazing new trails can be difficult. Our relentless efforts to site this project in Ulster County came from a deeply held belief that this project would not only be compatible with the community and not at all harmful to the environment, but would be an enormous economic boon to this community. We had many opportunities to leave Ulster County on previous occasions, but remained convinced that the vast majority of people would overwhelmingly support it once the project was presented in full detail, free of rhetoric. We still hold that belief, but we must bow to financial and political realities. This project is too important and requires too much high risk capital to depend upon a shaky foundation and the risk that zoning and approvals will not be granted for the wrong reasons.

We also want to state that we totally respect the concerns of area residents who raised legitimate issues with the project and its proposed location. We recognize the relief that our decision to move on will bring to them, even if we think their concerns were misplaced.

We deeply regret that we will not be able to be part of the solution to the economic dilemma that we face in Ulster County and wish the best for all concerned.


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